Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-157535 and No. 333-202727) pertaining to the Leggett & Platt, Incorporated Stock Bonus Plan of our report dated June 22, 2017, on our audit of the financial statements and financial statement schedules of the Leggett & Platt, Incorporated Stock Bonus Plan as of and for the years ended December 31, 2016 and 2015, and for the supplemental information listed in the table of contents as of December 31, 2016, which report is included in this Annual Report (Form 11-K).
/s/ BKD, LLP
BKD, LLP

Springfield, Missouri
June 22, 2017